As filed with the Securities and Exchange Commission on ___________, 1999
                                                        File No. 811-________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

         COLUMBUS LIFE INSURANCE COMPANY SEPARATE ACCOUNT 1

Address of Principal Business Office:

         400 East Fourth Street
         Cincinnati, Ohio 45202

Telephone Number:

         (513) 361-6700

Name and Address of Agent for Service of Process:

         Donald J. Wuebbling, Esq.
         Vice President and Secretary
         Columbus Life Insurance Company
         400 East Fourth Street
         Cincinnati, Ohio 45202

         with copies to:

         Karen M. McLaughlin, Esq.
         Frost & Jacobs LLP
         2500 PNC Center, 201 East Fifth Street
         Cincinnati, Ohio 45202

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                YES: [X]                  No:  [  ]

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification to be duly signed on behalf of the registrant in the city of Cincinnati and the state of Ohio on the ____ day of April, 1999.

                                        Columbus Life Insurance Company Separate
                                        Account 1

                                        By: Columbus Life Insurance Company

                                        By: /s/ Paul H. Amato
                                           --------------------------------
                                           Paul H. Amato
                                           President and Chief Executive Officer

Attest:  /s/ Donald J. Wuebbling
         -----------------------
         Donald J. Wuebbling
         Vice President and Secretary